Exhibit 99.1

For Further Information:

Investors: H. Gene Shiels 281-504-4886

Media:      Richard A. Ott 281-504-4720

KRATON PERFORMANCE POLYMERS, INC. ANNOUNCES FIRST QUARTER

2011 RESULTS

HOUSTON, TX. - May 4, 2011 - Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announces financial results for the quarter ended March 31, 2011.

2011 FIRST QUARTER HIGHLIGHTS

•	Sales volume increased 12% year-on-year to 81 kilotons

•	Sales revenue increased 26% year-on-year to $345 million

•	Net income was $22 million in the first quarter 2011, compared to $20 million in the first quarter 2010

•	GAAP earnings were $0.68 per fully-diluted share in the first quarter 2011

•

Restructuring and related charges, charges associated with evaluating acquisition transactions, costs associated with debt refinancing and costs associated with the secondary offering in the first quarter were approximately $10 million or $0.30 per share

•	Adjusted EBITDA(1) (2) was $56 million or 16% of sales revenue

•	LIFO to FIFO income(3) was $21 million, as compared to $7 million income in the first quarter 2010

“Kraton continued to deliver solid operational results in the first quarter of 2011, with sales volume up 12% year-on-year and sales revenue up 26% compared to the first quarter 2010. The increase in sales revenue reflects the impact of price increases implemented during the fourth quarter 2010 in response to rising raw material costs and other manufacturing inputs as well as higher sales volume compared to the first quarter 2010,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer. “The trend of higher prices for many of our key raw materials continued throughout the first quarter, and in response we announced a number of additional price increases, many of which have been implemented already in the second quarter 2011,” added Fogarty. “During the quarter we continued our focus on expanding our innovation volumes and on moving new innovation projects toward commercialization. We are encouraged by the progress in our innovation programs, and on a trailing twelve month basis at March 31, 2011, our Vitality Index was 14%. We also completed a highly successful secondary offering at quarter end, which completed the sale of all remaining shares held by TPG Capital, L.P. and J.P. Morgan Partners, LLC. As a result, we enter a new chapter in Kraton’s history. ”

	Three Months Ended March 31,
(US $ in thousands, except per share amounts)	2011	2010
Sales revenue	$344,828	$272,732
Adjusted EBITDA(1) (2)	$56,018	$42,622
Net income	$21,877	$19,795
Net income per diluted share(4)	$0.68	$0.64
Net cash used in operating activities	$44,137	$72,836

(1)	A reconciliation of Adjusted EBITDA to Net Income is included in the accompanying financial tables.
(2)	Adjusted EBITDA is EBITDA excluding restructuring and related charges, non-cash compensation expenses and loss on the extinguishment of debt.
(3)	The spread between the first-in, first-out (FIFO) basis of accounting and the last-in, first-out (LIFO) basis of accounting resulted in a decrease in cost of goods sold of approximately $21.0 million and $7.3 million for the three months ended March 31, 2011 and 2010, respectively.

(4)	First quarter 2011 net income includes restructuring and related charges, charges associated with evaluating acquisition transactions, costs associated with debt refinancing and costs associated with the secondary offering of approximately $10 million or $0.30 per share. First quarter 2010 net income includes a benefit of approximately $1 million or $0.02 per share associated with restructuring activities.

First Quarter 2011 versus First Quarter 2010 Results

Sales revenue in the first quarter 2011 was $345 million, an increase of approximately 26% compared to the first quarter 2010. The increase in sales revenue compared to the first quarter 2010 was primarily the result of higher sales volumes and the impact of price increases implemented in response to rising raw material costs and other factors. Sales volume in the first quarter 2011 was 81 kilotons, up 12% compared to the first quarter 2010.

Adjusted EBITDA in the first quarter 2011 was $56 million, or 16% of revenue, compared to $43 million, or 16% of revenue in the first quarter 2010. The spread between the LIFO and FIFO basis of accounting had a positive impact on first quarter 2011 Adjusted EBITDA of $21 million and a positive impact of $7 million in the first quarter 2010.

First quarter 2011 net income was $22 million or $0.68 per diluted share, compared to first quarter 2010 net income of $20 million or $0.64 per diluted share. First quarter 2011 earnings per share were negatively impacted by approximately $0.30 per share associated with restructuring and related charges, charges associated with evaluating acquisition transactions, costs associated with debt refinancing and costs associated with the secondary offering. First quarter 2010 net income includes a benefit of approximately $1 million or $0.02 per share associated with restructuring activities.

Cash Flow

During the first quarter 2011, net cash used in operating activities was $44 million, compared to net cash used in operating activities of $73 million in the first quarter of 2010. Net capital expenditures in the first quarter 2011 were $17 million compared to $8 million in the first quarter 2010.

END USE MARKET INFORMATION

Revenue in our Advanced Materials end use market increased $19 million or approximately 21% to $111 million in the first quarter 2011 compared to the first quarter 2010.

“Revenue in our Advanced Materials end use increased in all markets, including HSBC-led growth in emerging markets,” said Fogarty. “We continued to see positive momentum for innovation product sales, which include personal care applications such as diapers and adult incontinence products, and in PVC-free alternatives for wire and cable applications such as computer data and power cords and for medical applications such as IV bags and tubing.”

Revenue in our Adhesives, Sealants and Coatings end use market increased $18 million or approximately 19% to $110 million in the first quarter 2011 compared to the first quarter 2010.

“Revenue growth in our Adhesives, Sealants and Coatings end use market was led by Europe and North America, and was primarily due to higher pricing,” said Fogarty. “European sales increases were driven by the non-woven and industrial applications, as well as by innovation sales in health and beauty applications. North American sales were driven by specialty tape and printing plate applications.”

Revenue in our Paving and Roofing end use market increased $33 million or approximately 53% to $94 million in the first quarter 2011 compared to the first quarter 2010.

“Sales growth was led by Europe, where we saw increased pricing and volumes in both paving and roofing markets. In North America, sales growth was driven by higher pricing in both the paving and roofing markets, and by higher volume in the paving market. During the quarter we also extended our sales into emerging markets such as India and Russia,” said Fogarty. “We estimate that North American and European sales volumes in the first quarter included approximately 7 kilotons associated with accelerated purchasing, above the typical level of pre-season inventory accumulation, as customers built inventories in advance of expected price increases.”

Revenue in our Emerging Businesses end use market increased $6 million or approximately 47% to $20 million in the first quarter 2011 compared to the first quarter 2010.

“The growth in revenue in our Emerging Business end use reflects continued volume growth in our CariflexTM isoprene rubber latex business in applications such as surgical gloves and condoms, as well as Cariflex solid isoprene rubber in medical and coatings applications,” said Fogarty. “We are also pleased to announce that we have completed the isoprene rubber latex expansion project at our facility in Paulinia, Brazil.”

FIRST QUARTER 2011 DEVELOPMENTS

On April 6, 2011 Kraton announced the closing of a secondary offering entailing the sale of 9,988,072 shares of Kraton’s common stock held by affiliates of TPG Capital, L.P. (“TPG”) and J.P. Morgan Partners, LLC (“JPMP”), which represented all of the shares of Kraton’s common stock held by TPG and JPMP, at a price to the public of $37.75 per share. Prior to the sale, TPG owned approximately 18.80% of our outstanding common stock, and JPMP owned approximately 12.53%. Kraton did not receive any proceeds from the secondary offering.

On February 11, 2011 Kraton issued $250 million in 6.75% senior unsecured notes due 2019. In conjunction with the notes offering, Kraton entered into a new senior secured credit facility with a syndicate of banks, comprised of a $150 million term loan facility and a $200 million revolving credit facility. Proceeds from the 6.75% notes offering and the new senior secured term facility were used to retire the company’s outstanding 8.125% senior subordinated notes due 2014 and amounts outstanding under the company’s previous bank term loan facility.

Kraton continued its process of evaluating options for the 30 kiloton hydrogenated styrenic block copolymer plant it proposes to build in Asia. As this process includes an in-depth review of significant project variables such as proposed transaction structure, commercial terms, operating agreements and feedstock availability as well as an analysis of the impact these criteria have on overall project economics, the company now expects to be in a position to communicate site location in the second half of 2011.

Operations at Kraton’s Kashima, Japan, chemical complex were shut down on March 11, 2011, as part of a complex wide emergency procedure in response to the recent earthquakes. Although the facility was not damaged, it has been confirmed that there has been damage to the broader infrastructure at the Kashima Petrochemical Complex as a result of the earthquake and tsunami. Operations at the facility remain suspended due to a lack of monomers and utilities. Currently, it is impossible to give an accurate estimate of when the facility will be back in operation. The company continues to monitor the situation closely and is working with its joint venture partner and other business counterparties to expedite returning the facility to normal operations. At the present time, the company is able to meet its customers’ forecasted demand from existing inventories and the company has initiated contingency plans to provide its customers with products from its other global manufacturing sites to mitigate any supply disruptions.

OUTLOOK

“During the first quarter of 2011, prices for our key raw materials increased and we currently expect this trend to continue as evidenced by the cumulative April and May North American butadiene contract price increase of $0.38 per pound or 36%,” said Fogarty. “With respect to sales volume, we believe there was approximately 9 kilotons of first quarter 2011 sales volume attributable to advanced purchases, particularly in our Paving and Roofing end use, as customers pulled volume, primarily from the second quarter, into the first quarter. As such, we currently anticipate that our second quarter 2011 sales volume will be between 84 and 87 kilotons, within the range of historical volume progression from the first quarter to the second quarter, after taking into account the 9 kilotons of advanced purchasing in the first quarter 2011.”

USE OF NON-GAAP FINANCIAL MEASURES

This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are EBITDA and Adjusted EBITDA. In each case the most directly comparable GAAP financial measure is net income. A table included in this earnings release reconciles these non-GAAP financial measures with the most directly comparable GAAP financial measure.

We consider EBITDA and Adjusted EBITDA important supplemental measures of our performance and believe they are frequently used by investors and other interested parties in the evaluation of companies in our industry. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. EBITDA and Adjusted EBITDA presented in this earnings release may differ from EBITDA amounts calculated by us under our debt instruments.

CONFERENCE CALL AND WEBCAST INFORMATION

Kraton has scheduled a conference call on Thursday May 5, 2011 at 9:00 a.m. (Eastern Time) to discuss first quarter 2011 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the left side of the Investor Relations page.

You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Kraton Conference Call – Passcode: Earnings Call.” U.S./Canada dial-in #: 888-577-8992. International dial-in #: 312-470-7060.

For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on May 5, 2011 through 11:59 p.m. Eastern Time on May 19, 2011. To hear a replay of the call over the Internet, access Kraton’s Website at www.kraton.com by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the left side of the Investor Relations page. To hear a telephonic replay of the call, dial 866-454-1413 and International callers dial 203-369-1236.

ABOUT KRATON

Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries (collectively, “Kraton”), is a leading global producer of engineered polymers and one of the world’s largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton almost 50 years ago. Kraton’s polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. The company offers approximately 800 products to more than 700 customers in over 60 countries worldwide, and is the only SBC producer with manufacturing and service capabilities on four continents. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the company, please visit www.kraton.com.

Kraton, the Kraton logo and design, and the “Giving Innovators their Edge” tagline are all trademarks of Kraton Polymers LLC.

# # #

Forward Looking Statements

This press release includes forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “outlook”, “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions.

In this press release, forward-looking information relates to, pricing trends, expected second quarter financial results, expected volumes, cost savings, production rates and other similar matters. All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in “Part I. Item 1A. Risk Factors” contained in our Annual Report on 10-K, as filed with the Securities and Exchange Commission and as subsequently updated in our Quarterly Reports on Form 10-Q, and include the following risk factors: conditions in the global economy and capital markets; our reliance on LyondellBasell Industries for the provision of significant operating and other services ; the failure of our raw materials suppliers to perform their obligations under long-term supply agreements, or our inability to replace or renew these agreements when they expire; limitations in the availability of raw materials we need to produce our products in the amounts or at the prices necessary for us to effectively and profitably operate our business; competition in our end-use markets, from other producers of SBCs and from producers of products that can be substituted for our products; our ability to produce and commercialize technological innovations; our ability to protect our intellectual property, on which our business is substantially dependent; infringement of our products on the intellectual property rights of others; seasonality in our Paving and Roofing business; financial and operating constraints related to our substantial level of indebtedness; the inherently hazardous nature of chemical manufacturing; product liability claims and other lawsuits arising from environmental damage or personal injuries associated with chemical manufacturing; political and economic risks in the various countries in which we operate; health, safety and environmental laws, including laws that govern our employees’ exposure to chemicals deemed harmful to humans; regulation of our customers, which could affect the demand for our products or result in increased compliance costs; customs, international trade, export control, antitrust, zoning and occupancy and labor and employment laws that could require us to modify our current business practices and incur increased costs; fluctuations in currency exchange rates; our relationship with our employees; loss of key personnel or our inability to attract and retain new qualified personnel; the fact that we typically do not enter into long-term contracts with our customers; a decrease in the fair value of our pension assets, which could require us to materially increase future funding of the pension plan; future sales of our shares could adversely affect the market price of our common stock; Delaware law and some provisions of our organizational documents make a takeover of our company more difficult; and other risks, factors and uncertainties described in this press release and our other reports and documents; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information in light of new information or future events. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in Kraton’s periodic filings with the Securities and Exchange Commission.

KRATON PERFORMANCE POLYMERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three months ended March 31,
	2011	2010
Sales Revenue	$344,828	$272,732
Cost of Goods Sold	257,977	203,605

Gross Profit	86,851	69,127

Operating Expenses
Research and development	6,602	5,984
Selling, general and administrative	27,171	22,062
Depreciation and amortization of identifiable intangibles	14,626	11,046

Total operating expenses	48,399	39,092

Loss on Extinguishment of Debt	2,985	—
Earnings of Unconsolidated Joint Venture	141	74
Interest Expense, Net	11,181	6,064

Income Before Income Taxes	24,427	24,045
Income Tax Expense	2,550	4,250

Net Income	$21,877	$19,795
Earnings per common share
Basic	$0.69	$0.64
Diluted	$0.68	$0.64
Weighted average common shares outstanding
Basic	31,609	30,539
Diluted	32,197	30,728

KRATON PERFORMANCE POLYMERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except par value)

	March 31, 2011	December 31, 2010
ASSETS

Current Assets
Cash and cash equivalents	$36,031	$92,750
Receivables, net of allowances of $1,147 and $947	177,760	136,132
Inventories of products, net	364,257	325,120
Inventories of materials and supplies, net	9,829	9,631
Other current assets	46,699	38,749

Total current assets	634,576	602,382

Property, plant and equipment, less accumulated depreciation of $270,908 and $252,387	381,209	365,366
Identifiable intangible assets, less accumulated amortization of $52,268 and $50,123	68,449	70,461
Investment in unconsolidated joint venture	13,204	13,589
Deferred financing costs	12,838	3,172
Other long-term assets	26,885	25,753

Total Assets	$1,137,161	$1,080,723

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Current portion of long-term debt	$9,375	$2,304
Accounts payable-trade	84,054	86,699
Other payables and accruals	43,970	60,782
Deferred income taxes	595	595
Insurance note payable	4,260	—
Due to related party	17,379	19,264

Total current liabilities	159,633	169,644
Long-term debt, net of current portion	390,625	380,371
Deferred income taxes	14,823	14,089
Long-term liabilities	72,987	64,242

Total liabilities	638,068	628,346

Stockholders’ Equity
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued
Common stock, $0.01 par value; 500,000 shares authorized; 31,881 shares issued and outstanding at March 31, 2011; 31,390 shares issued and outstanding at December 31, 2010	319	314
Additional paid in capital	340,913	334,457
Retained earnings	118,588	96,711
Accumulated other comprehensive income	39,273	20,895

Total stockholders’ equity	499,093	452,377

Total Liabilities and Stockholders’ Equity	$1,137,161	$1,080,723

KRATON PERFORMANCE POLYMERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three months ended March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$21,877	$19,795
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization of identifiable intangibles	14,626	11,046
Amortization of deferred financing costs	4,762	518
Loss on disposal of fixed assets	5	3
Loss on extinguishment of debt	2,985	—
Change in fair value of interest rate swaps	—	(450)
Distributed earnings in unconsolidated joint venture	374	328
Deferred income tax expense	735	909
Share-based compensation	1,294	1,332
Increase in
Accounts receivable	(36,792)	(38,811)
Inventories of products, materials and supplies	(31,359)	(26,949)
Other assets	(12,626)	(18,139)
Decrease in
Accounts payable-trade, other payables and accruals, and other long-term liabilities	(8,150)	(20,160)
Due to related party	(1,868)	(2,258)

Net cash used in operating activities	(44,137)	(72,836)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(16,518)	(6,466)
Purchase of software	(132)	(1,188)

Net cash used in investing activities	(16,650)	(7,654)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	400,000	25,000
Repayment of debt	(385,660)	(25,576)
Proceeds from issuance of common stock	—	11,197
Costs associated with the issuance of common stock	—	(484)
Proceeds from the exercise of stock options	5,896	—
Proceeds from insurance note payable	4,734	3,201
Repayment of insurance note payable	(474)	—
Debt issuance costs	(14,948)	—

Net cash provided by financing activities	9,548	13,338

Effect of exchange rate differences on cash	(5,480)	9,911

Net decrease in cash and cash equivalents	(56,719)	(57,241)
Cash and cash equivalents at beginning of period	92,750	69,291

Cash and cash equivalents at end of period	$36,031	$12,050

Supplemental Disclosures
Cash paid during the period for income taxes, net of refunds received	$3,703	$894
Cash paid during the period for interest	$10,647	$9,989

KRATON PERFORMANCE POLYMERS, INC.

EBITDA AND ADJUSTED EBITDA

(In thousands)

We reconcile Net Income to EBITDA and Adjusted EBITDA as follows:

	Three months ended March 31,
	2011	2010
	(in thousands)
Net Income	$21,877	$19,795
Plus
Interest expense, net	11,181	6,064
Income tax expense	2,550	4,250
Depreciation and amortization expenses	14,626	11,046

EBITDA (a)	$50,234	$41,155

Add
Restructuring and related costs (b)	1,505	135
Other non-cash expense (c)	1,294	1,332
Loss on extinguishment of debt (d)	2,985	—

Adjusted EBITDA (a)	$56,018	$42,622

(a)	EBITDA and Adjusted EBITDA are impacted by the spread between the FIFO basis of accounting and the LIFO basis of accounting. The spread between the LIFO and FIFO basis resulted in a positive impact to EBITDA and Adjusted EBITDA of approximately $21.0 million and $7.3 million for the quarters ended March 31, 2011 and 2010, respectively.
(b)	2011 restructuring and related charges consisted primarily of consulting fees, severance expenses, and other charges associated with the restructuring of our European organization, expenses associated with the March 2011 secondary public offering, and charges associated with evaluating acquisition transactions. 2010 charges consisted of consulting fees associated with the restructuring of our European organization.
(c)	For both periods, consists of non-cash compensation.
(d)	In 2011, reflects the loss on extinguishment of debt related to the refinancing of Kraton’s debt in February 2011.

Restructuring and related charges discussed above were recorded in the Condensed Consolidated Statements of Operations, as follows.

	Three months ended March 31,
	2011	2010
	(in thousands)
Selling, general and administrative	$1,505	$135